SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 or 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


              Date of Report (Date of earliest event reported):


                                 July 1, 1998


                            Spacehab, Incorporated
            (Exact name of registrant as specified in its charter)


                                  Washington
                   (State or jurisdiction of incorporation)


      0-27206                                         91-1273737
(Commission File Number)               (IRS Employer Identification No.)



                1595 Spring Hill Road, Vienna, Virginia 22182
             (Address of principal executive offices) (Zip Code)


                                (703) 821-3000
                       (Registrant's Telephone Number)

Item 2.  Acquisition or Disposition of Assets

      On July 1, 1998, pursuant to a Stock Purchase Agreement dated as of July 1, 1998 (the "Stock Purchase Agreement"), Spacehab, Incorporated (the "Registrant"), acquired all the outstanding shares of capital stock of Johnson Engineering Corporation, a Colorado corporation ("Johnson Engineering"). Johnson Engineering, headquartered in Houston, Texas, is primarily engaged in the business of providing engineering services to the National Aeronautics and Space Administration ("NASA"). A copy of the Stock Purchase Agreement is filed herewith as Exhibit 2.1 and reference is made thereto for the complete terms and conditions thereof.

      The purchase price of $24,500,000 in cash (subject to adjustment following a review of the closing date balance sheet of Johnson Engineering) was based upon the business prospects of Johnson Engineering and the estimated value of synergies to be realized by the integration of the Registrant and capital stock of Johnson Engineering. Registrant purchased all the outstanding shares of capital stock of Johnson Engineering from the former shareholders, Eugene A. Cernan, William A. Jackson and W.T. Short, all of whom have executed employment and non-competition agreements with Registrant as of July 1, 1998. Registrant obtained the funds for the purchase price from an offering in October 1997 of its 8% Convertible Subordinated Notes due 2007.

      Registrant intends to operate Johnson Engineering under its current name as a wholly-owned subsidiary of Registrant. Registrant expects Johnson Engineering to continue to operate its business in the same manner as before the acquisition.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

             (a) Pro forma financial information of Registrant reflecting the acquisition of Johnson Engineering.

                  Unaudited pro forma Consolidated Balance Sheet as of March 31, 1998.

                  Unaudited pro forma  Consolidated  Statement of Income for the nine-month period ended March 31, 1998.

                  Unaudited pro forma  Consolidated  Statement of Income for the year ended June 30, 1997.

                  Notes  to  Unaudited   Pro  Forma   Consolidated   Financial
                        Statements.

             (b) Financial statements of Johnson Engineering.

                  Unaudited Balance Sheet as of March 31, 1998.

                  Unaudited Statements of Earnings for the  three-month  periods ended March 31, 1997 and 1998.

                  Unaudited Statements of Cash Flows for the three-month periods ended March 31, 1997 and 1998.

                  Note to Financial Statements

                  Report of Independent Certified Public Accountants.

                  Audited Balance Sheet as of December 31, 1997.

                  Audited Statement of Earnings for the year ended December 31, 1997.

                  Audited Statement of  Stockholders'  Equity for the year ended
                        December 31, 1997.

                  Audited  Statement  of Cash Flows for the year ended  December
                        31, 1997.
                  Notes to Financial Statements

             (c)     Exhibits.

                  The following Exhibits are included with this Form 8-K:

      2.1 Stock Purchase Agreement dated as of July 1, 1998 by and among Spacehab, Incorporated, a Washington corporation, as buyer, Eugene
            A. Cernan, William A. Jackson and W.T. Short, as sellers, and Johnson Engineering Corporation, a Colorado corporation. (Schedules and Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Such Schedules and Exhibits are listed and described in the Stock Purchase Agreement. Registrant hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all such omitted Schedules and Exhibits.)

      23    Consent of Grant Thornton LLP.

      99.1 Press Release of the Registrant, dated July 1, 1998.

                      UNAUDITED PRO FORMA FINANCIAL DATA


      The following unaudited consolidated pro forma financial information consists of an Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1998 and Unaudited Pro Forma Consolidated Statements of Income for the nine months ended March 31, 1998 and the year ended June 30, 1997 (the "Pro Forma Statements").

      The Unaudited Pro Forma Consolidated Balance Sheet gives effect to the acquisition of Johnson Engineering as if it occurred on March 31, 1998. The Unaudited Pro Forma Consolidated Statements of Income for the nine months ended March 31, 1998 and the year ended June 30, 1997 give effect to the acquisition of Johnson Engineering as if it occurred at the beginning of such periods.

      The acquisition of Johnson Engineering will be accounted for using the purchase method of accounting and, accordingly, the purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values as of the date of consummation of the acquisition. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable. The actual allocation of the purchase price, however, and the resulting effect on net income from operations may differ from the pro forma amounts included herein.

      Management believes that, on the basis set forth herein, the Pro Forma Statements reflect a reasonable estimate of this transaction based on currently available information. The pro forma financial data do not purport to represent what the Company's financial position or results of operations would actually have been had this transaction in fact occurred on the date or at the beginning of the period indicated or to project the Company's financial position or results of operations for any future date or period indicated. The Pro Forma Statements should be read in conjunction with the consolidated financial statements and related footnotes of Spacehab, Incorporated included in the Company's 1997 annual report on Form 10-K and the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1998.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                March 31, 1998
                                (in thousands)

                                                          Historical
                                                      --------------------
                                                      SPACEHAB   Johnson   Adjustments   Pro Forma
                                                               Engineering
                                                      ---------------------------------------------
                                ASSETS

                   Current assets:
                      Cash and cash equivalents.....   $84,962    $    2    $(26,028)(1)$ 58,936
                      Receivables, net..............    12,972     8,466                  21,438
                      Prepaid and other current
                        assets......................     1,767       239                   2,006
                                                       -------    ------    ---------    -------
                       Total current assets..........   99,701     8,707     (26,028)     82,380

                   Property and equipment, net......   100,890       351                 101,241
                   Goodwill, net....................     3,268        --      24,781(1)   28,049
                   Deferred mission costs...........     1,918        --                   1,918
                   Other assets, net................     5,775       247                   6,022
                                                       -------    ------     -------    --------
                   TOTAL ASSETS.....................  $211,552    $9,305     $(1,247)   $219,610
                                                      ========    ======     =======    ========
                            LIABILITIES AND
                         SHAREHOLDERS' EQUITY

                   Current Liabilities:
                    Current maturities of
                     long-term debt..............      $ 3,660    $  400    $   --       $4,060
                    Accounts payable and accrued
                     expenses.........................   4,656     4,042                  8,698
                    Accrued consulting and
                     subcontracting services             6,871     2,516                  9,387
                    Advance billings..............         377        --                    377
                                                        ------     -----     -----       ------
                        Total current liabilities.....  15,564     6,958        --       22,522

                   Notes payable to shareholder.....    11,895        --                 11,895
                   Loan payable under credit
                     agreement, net of current
                     portion.....................        1,000        --                  1,000
                   Note payable, net of current
                     portion.....................        9,547        --                  9,547
                   Convertible notes payable........    63,250        --                 63,250
                   Deferred flight revenue and
                   other liabilities................    18,570        --     1,100(1)    19,670
                                                       -------     -----     -----      -------
                      Total liabilities.............   119,826     6,958     1,100      127,884

                   Shareholders' equity:
                      Common stock..................    81,198        20       (20)(1)   81,198
                      Additional paid-in capital....        16        69       (69)(1)       16
                      Retained earnings ............    10,512     2,258    (2,258)(1)   10,512
                                                       -------     -----     -----      -------
                      Total shareholders' equity....    91,726     2,347    (2,347)      91,726
                                                       -------     -----     -----      -------
                    TOTAL LIABILITIES AND
                     SHAREHOLDERS' EQUITY...........  $211,552    $9,305   $(1,247)    $219,610
                                                      ========    ======   ========    ========



     See accompanying notes to unaudited pro forma consolidated financial statements


             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                       Nine Months Ended March 31, 1998
                (dollars in thousands, except per share data)

                                   Historical
                                      --------------------
                                      SPACEHAB   Johnson    Adjustments   Pro Forma
                                                Engineering
                                      ---------------------------------------------
       Revenue.................     $ 39,290      $36,965       $  --        $76,255
        Costs of Revenue:
          Integration and
          operations..............    18,370       33,380          (39)(4)    51,711
          Depreciation.........        2,935          --                       2,935
          Insurance and other
           direct costs                  915          --                         915
                                    --------      -------       ------      --------
             Total costs of revenue   22,220       33,380          39         55,561
                                    --------      -------       ------      --------
         Gross profit                 17,070        3,585          (39)       20,694
          Marketing, general and                                  (212)(4)
           administrative expenses    10,022        1,506          743 (3)    12,059
          Research and development     1,793           75                      1,868
                                    --------      -------       ------      --------
         Total operating expenses     11,815        1,581          531        13,927
                                    --------      -------       ------      --------
          Income from operations..     5,255        2,004         (492)        6,767
          Interest expense, net of
            capitalized amounts       (2,632)         (18)                    (2,650)
          Interest and other income    2,341          275                      2,616
                                    --------      -------       ------      --------
          Income before income taxes   4,964        2,261         (492)        6,733
          Income tax expense......        --           --          292(5)        292
                                    --------      -------       ------      --------
          Net income..............  $  4,964       $2,261       $ (784)       $6,441
                                    ========      =======       ======      ========
          Net income per
           share--diluted.......... $   0.44                                  $ 0.56
                                    ========                                ========
          Shares used in computing
            net income--per
            share--assuming dilution  11,408                                  11,408
                                    ========                                ========







     See accompanying notes to unaudited pro forma consolidated financial statements

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                           Year Ended June 30, 1997
                (dollars in thousands, except per share data)

                                   Historical
                                    ---------------------
                                    SPACEHAB     Johnson     Adjustments    Pro Forma
                                               Engineering(2)
                                    --------------------------------------------------
        Revenue                     $ 56,601     $ 36,776                    $ 93,377
        Costs of Revenue:
          Integration and             23,799       32,790      $    (52)(4)    56,537
           operations............
          Depreciation...........      9,825           --                       9,825
          Insurance and other
           direct costs..........        496           --                         496
                                     -------      -------      --------      --------
          Total costs of revenue...   34,120       32,790           (52)       66,858
                                     -------      -------      --------      --------
         Gross profit..............   22,481        3,986            52        26,519
                                     -------      -------      --------      --------
         Marketing, general and                                    (282)(4)
           administrative expenses.    8,567        1,842           991 (3)   11,118
         Research and development..    1,252           70                      1,322
                                     -------      -------      --------     --------
          Total operating expenses.    9,819        1,912           709       12,440
                                     -------      -------      --------     --------
         Income from operations....   12,662        2,074          (657)      14,079
        Interest expense, net of
         capitalized amounts.......     (955)         (52)                    (1,007)
        Interests and other income      1,822           --                     1,822
                                      -------      -------      --------    --------
        Income before income taxes     13,529        2,022          (657)     14,894
        Income tax expense........      2,971           --           306       3,277
                                      -------      -------      --------    --------
        Net income................    $10,558(6)   $ 2,022         $(963)   $ 11,617
                                      =======      =======      ========    ========
        Net income per
         share--diluted............. $   0.95(6)                            $   1.04
                                     ========      =======      ========    ========
       Shares used in computing
         net income per share
         --assuming dilution          11,180                                  11,180
                                     ========      =======      ========    ========

See accompanying notes to unaudited pro forma consolidated financial statements.

        Notes to Unaudited Pro Forma Consolidated Financial Statements

      The Unaudited Pro Forma Consolidated Balance Sheet gives effect to the acquisition of Johnson Engineering as if it occurred on March 31, 1998. The Unaudited Pro Forma Consolidated Statements of Income for the nine months ended March 31, 1998 and the year ended June 30, 1997 give effect to the acquisition of Johnson Engineering as if it occurred at the beginning of such periods.

(1) To recognize the acquisition of Johnson Engineering. The Company purchased all of the outstanding common stock from the former shareholders of
      Johnson Engineering for $24.5 million in cash (subject to adjustment following a review of the closing date balance sheet of Johnson Engineering), and incurred approximately $1.5 million in costs associated with the acquisition.

      The acquisition of Johnson Engineering will be accounted for using the purchase method of accounting and, accordingly, the purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values as of date of consummation of the acquisition. For purposes of the pro forma information, management of the Company has assumed that the fair values of the assets and liabilities acquired will be equal to their respective book values as of the date of the acquisition, although the Company has included a pro forma adjustment to record a $1.1 million liability to recognize the fair value of Johnson Engineering's long-term contract with NASA.

      The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable. The actual allocation of the purchase price, however, and the resulting effect on net income from operations may differ from the pro forma amounts included herein.

(2) To reflect the historical results of operations of Johnson Engineering. Johnson Engineering had adopted a December 31 year-end, while the Company operates on a June 30 year-end. Accordingly, Johnson Engineering's historical results of operations have been conformed to the Company's fiscal year-end of June 30 with respect to the Unaudited Pro Forma Consolidated Statements of Income for the nine months ended March 31, 1998 and the year ended June 30, 1997.

(3) To recognize the amortization of goodwill over a 25-year period.

(4) To recognize the reduction in the historical executive compensation of Johnson Engineering based on employment agreements with certain executives of Johnson Engineering.

(5) To recognize Federal and state income taxes. Prior to the acquisition, Johnson Engineering had elected S Corporation status for federal and state income tax purposes, and accordingly, Johnson Engineering's historical results of operations reflect no provisions for income taxes. Subsequent to the acquisition, Johnson Engineering's results of operations will be consolidated with those of the Company for federal and state income tax purposes.

(6) Excludes an extraordinary gain of $3,274 (or $0.29 per share), net of taxes, relating to the Company favorably amending and restating the Credit Agreement.

                       Johnson Engineering Corporation

                           UNAUDITED BALANCE SHEET

                                March 31, 1998

                        ASSETS

CURRENT ASSETS
   Cash ........................................................      $    2,288
   Accounts receivable, net of allowance for doubtful
   accounts of $8,584 ..........................................       8,457,842
   Unbilled revenue ............................................           7,612
   Prepaid and other ...........................................         239,305
                                                                      ----------
            Total current assets ...............................       8,707,047

PROPERTY AND EQUIPMENT
   Leasehold improvements ......................................         276,969
   Furniture and equipment .....................................         228,597
   Computer equipment ..........................................          90,725
   Purchased software ..........................................          39,718
                                                                         636,009
      Less accumulated depreciation and amortization ...........         285,397
                                                                         350,612
                                                                      ----------
OTHER ASSETS ...................................................         147,800
   Retainage ...................................................          99,710
   Other .......................................................            --
                                                                         247,510

            Total Assets .......................................      $9,305,169
                                                                      ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Note payable to bank ........................................      $  400,000
   Accounts payable ............................................       4,041,694
   Accrued and other current liabilities .......................       2,384,760
   Accrued contract liability ..................................         130,958
                                                                      ----------
            Total current liabilities ..........................       6,957,412

STOCKHOLDERS' EQUITY
   Common stock - $1 par value; authorized, 50,000
     shares; issued and outstanding, 20,000 shares .............          20,000
   Additional paid-in capital ..................................          69,015
   Retained earnings ...........................................       2,258,742
                                                                       2,347,757
                                                                      ----------
            Total Liabilities and Stockholders' Equity .........      $9,305,169
                                                                      ==========

         The accompanying note is an integral part of this statement.

                       Johnson Engineering Corporation

                       UNAUDITED STATEMENTS OF EARNINGS

                  Three months ended March 31, 1997 and 1998


REVENUES ...................................................          1997          1998
                                                               -----------   -----------
    ........................................................
   Contract revenues .......................................   $ 7,724,595   $11,769,008
   Other, net ..............................................        10,383         2,288
                                                               -----------   -----------
            Total revenues .................................     7,734,978    11,771,296
                                                               -----------   -----------

COSTS AND EXPENSES
   Cost of revenues ........................................     6,893,530    10,480,999
   General and administrative
   expenses ................................................       373,543       571,860
   Research and development expenses .......................        23,838        28,926
   Interest expense ........................................         6,310         7,364
                                                               -----------   -----------
            Total costs and expenses .......................     7,297,221    11,089,149
                                                               -----------   -----------
           NET EARNINGS ....................................   $   437,757   $   682,147
                                                               ===========   ===========

        The accompanying note is an integral part of these statements.

                       Johnson Engineering Corporation

                      UNAUDITED STATEMENTS OF CASH FLOWS

                  Three months ended March 31, 1997 and 1998


                                                                      1997           1998
                                                               -----------    -----------
Cash flows from operating activities
    ........................................................
   Net earnings ............................................   $   437,757    $   682,147
   Adjustments to reconcile net
     earnings to net cash used in
     operating activities
      Depreciation and amortization ........................        23,019         28,856
      Changes in current assets and
          liabilities
        Accounts receivable, net ...........................      (666,647)    (3,056,408)
        Unbilled revenue ...................................       482,135        428,698
        Prepaid and other ..................................       122,604       (127,727)
        Accounts payable ...................................    (1,195,784)       650,752
        Accrued liabilities ................................       287,297      1,230,422
                                                               -----------    -----------
        Net cash used in operating
          activities .......................................      (509,619)      (163,260)
Cash flows from investing activities
   Purchases of property and
   equipment ...............................................        (7,309)       (32,806)
   Retainage ...............................................          --           30,000
   Other assets ............................................        (3,279)       (26,226)
                                                               -----------    -----------
        Net cash used in investing
           activities ......................................       (10,588)       (29,032)
Cash flows from financing activities
   Borrowings under note payable ...........................     3,550,000      3,140,000
   Repayments on note payable ..............................    (2,175,000)    (2,740,000)
   Distributions to stockholders ...........................      (600,000)      (207,508)
                                                               -----------    -----------
        Net cash provided by
           financing activities ............................       775,000        192,492
                                                               -----------    -----------
        NET INCREASE IN CASH ...............................       254,793            200
Cash at beginning of period ................................         3,800          2,088
                                                               -----------    -----------
Cash at end of period ......................................   $   258,593    $     2,288
                                                               ===========    ===========
Cash paid during the period for
interest ...................................................   $     6,311    $     7,364
                                                               ===========    ===========

        The accompanying note is an integral part of these statements.

                       Johnson Engineering Corporation

                         NOTE TO FINANCIAL STATEMENTS

                           March 31, 1997 and 1998


NOTE A - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Johnson  Engineering   Corporation  (the  "Company")  is  primarily  engaged  in
providing engineering services and products to the federal government.

The interim financial statements included herein have been prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments necessary to present fairly the financial position of Johnson Engineering Corporation, as of March 31, 1998, and the results of operations and cash flows for the three months ended March 31, 1997 and 1998 have been included and are of a normal, recurring nature. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Johnson Engineering Corporation


      We have audited the accompanying balance sheet of Johnson Engineering Corporation (a Colorado corporation), as of December 31, 1997, and the related statements of earnings, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Johnson Engineering Corporation, as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




GRANT THORNTON LLP


Oklahoma City, Oklahoma
May 8, 1998

                       Johnson Engineering Corporation

                                BALANCE SHEET

                              December 31, 1997

                        ASSETS

CURRENT ASSETS
    .................................................
   Cash .............................................   $    2,088
   Accounts receivable, net of allowance for doubtful    5,401,434
      accounts of $8,584
   Unbilled revenue .................................      436,310
   Prepaid and other ................................      111,578
                                                        ----------
            Total current assets ....................    5,951,410

PROPERTY AND EQUIPMENT
   Leasehold improvements ...........................      264,860
   Furniture and equipment ..........................      223,149
   Computer equipment ...............................       90,725
   Purchased software ...............................       39,718
                                                        ----------
                                                           618,452
      Less accumulated depreciation and amortization       256,541
                                                        ----------
                                                           361,911
OTHER ASSETS
   Retainage ........................................      177,800
   Other ............................................       73,484
                                                           251,284
                                                        ----------
            Total Assets ............................   $6,564,605
                                                        ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable .................................   $3,406,191
   Accrued liabilities ..............................    1,154,338
   Accrued contract liability .......................      130,958
                                                        ----------
            Total current liabilities ...............    4,691,487

COMMITMENTS .........................................         --

STOCKHOLDERS' EQUITY
   Common stock - $1 par value; authorized, 50,000 ..       20,000
      shares; issued
      and outstanding, 20,000 shares
   Additional paid-in-capital .......................       69,015
   Retained earnings ................................    1,784,103
                                                         1,873,118
                                                        ----------
         Total Liabilities and Stockholders' Equity .   $6,564,605
                                                        ==========

        The accompanying notes are an integral part of this statement.

                      Johnson Engineering Corporation

                            STATEMENT OF EARNINGS

                         Year ended December 31, 1997

REVENUES
    .................................................
   Contract revenues ................................   $42,778,523
   Gain on disposal of staffing services division ...       275,000
   Other, net .......................................        11,330
                                                        -----------
            Total revenues ..........................    43,064,853

COSTS AND EXPENSES
   Cost of revenues .................................    38,540,704
   General and administrative expenses ..............     1,986,589
   Research and development expenses ................        92,080
   Interest expense .................................        25,584
                                                        -----------
            Total costs and expenses ................    40,644,957
                                                        -----------
            NET EARNINGS ............................   $ 2,419,896
                                                        ===========


        The accompanying notes are an integral part of this statement.

                       Johnson Engineering Corporation

                      STATEMENT OF STOCKHOLDERS' EQUITY

                         Year ended December 31, 1997

                         Common Stock
                         -------------    Additional               Receivable      Total
                                            paid-in    Retained      from       stockholders'
                        Shares  Amount      capital    earnings    stockholders    equity
                        ------  -------  -----------   ----------  ------------ ------------


Balance
at January 1, 1997      20,000  $20,000    $69,015    $1,750,220   $(700,000)  $1,139,235

Net earnings                -       -           -      2,419,896          -     2,419,896

Distribution to
     stockholders           -       -           -     (2,386,013)    700,000   (1,686,013)
                        ------     ----      -----    ----------   ----------  ----------
Balance
at December 31, 1997    20,000  $20,000    $69,015   $1,784,103    $      -    $1,873,118
                        ======  =======    =======   ==========    ==========  ==========



        The accompanying notes are an integral part of this statement.

                       Johnson Engineering Corporation

                           STATEMENT OF CASH FLOWS

                         Year ended December 31, 1997


Increase (Decrease) in Cash
Cash flows from operating activities
    ..........................................................
   Net earnings ..............................................   $  2,419,896
   Adjustments  to reconcile net earnings to net cash provided by operating activities
     Depreciation and amortization ...........................         94,412
     Gain on sale of staffing services division ..............       (275,000)
     Loss on disposal of property and equipment ..............         27,697
     Changes in current assets and liabilities
       Accounts receivable, net ..............................     (1,491,744)
       Unbilled revenue ......................................         45,725
       Prepaid and other .....................................         43,676
       Accounts payable ......................................        591,035
       Accrued liabilities ...................................        (25,090)
                                                                 ------------
         Net cash provided by operating activities ...........      1,430,607
                                                                 ------------
   Cash flows from investing activities
     Proceeds from disposal of property and equipment ........          2,390
     Purchases of property and equipment .....................       (148,434)
     Proceeds from sale of staffing services division ........        391,330
     Other assets ............................................          8,408
                                                                 ------------
         Net cash provided by investing activities ...........        253,694
                                                                 ------------
   Cash flows from financing activities
     Borrowings under note payable ...........................     12,215,000
     Repayments on note payable ..............................    (12,215,000)
     Distributions to stockholders ...........................     (1,686,013)
                                                                 ------------
         Net cash used in financing activities ...............     (1,686,013)
                                                                 ------------
         NET DECREASE IN CASH ................................         (1,712)
   Cash at beginning of period ...............................          3,800
                                                                 ------------
   Cash at end of period .....................................   $      2,088
                                                                 ============
   Cash paid during the period for:
     Interest ................................................   $     36,344
     Income taxes ............................................           --

------------------

Noncash investing and financing activities:

In 1997, the Company sold its staffing services division, including accounts receivable of $146,330, for a cash payment of $391,330 and a $30,000 retainage.

In 1997, the Company exchanged a condominium for a $69,290 note receivable from a stockholder.

In  1997,  the  Company   distributed  a  $700,000  note  receivable  for  stock
subscription to the stockholders.

        The accompanying notes are an integral part of this statement.

                       Johnson Engineering Corporation

                        NOTES TO FINANCIAL STATEMENTS

                              December 31, 1997


NOTE A - NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES

Johnson Engineering Corporation (the "Company") was incorporated in the state of Colorado in 1973 and is primarily engaged in providing engineering services and products to the federal government.

On September 1, 1997, the Company sold its technical staffing services division for approximately $421,000, resulting in a gain of $275,000. The sale of this division had no significant impact on the financial position or results of operations of the Company.

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

 1.   Contract Revenues

In April 1993, the Company was awarded a contract with NASA (the "NASA Contract") for a period of five years, with priced option renewals up to nine years. The Company derived approximately 97% of its total revenues for the year ended December 31, 1997 from this long-term federal contract with NASA. Additionally, at December 31, 1997, approximately 97% of the Company's accounts receivable were due from NASA. In April 1998, NASA exercised the first renewal option, which extended the contract to April 2001.

The Company's NASA contract is on a cost-plus-award-fee basis and is subject to review and negotiation by NASA. Revenues on cost-plus-fee contracts are recognized to the extent of costs incurred plus base-fee revenues using the percentage-of-completion method, measured on costs incurred. Award fees, which provide earnings based on the Company's contract performance as determined by periodic NASA evaluations, are recorded when the amounts can be reasonably estimated, or are awarded. As award fees are determined by NASA evaluations, it is at least reasonably possible estimated award fees will be revised in the near term. Approximately $400,000 of estimated award fees recognized as income in 1997 are subject to evaluation. Retainages of $147,800 at December 31, 1997 represent amounts withheld on contracts until NASA performs final contract audits.

Contract costs, including indirect costs, are subject to audit and adjustment by negotiations between the Company and NASA. The Company has reserved $130,958 as accrued contract liability for potential disallowed costs and future credits on government contracts as of December 31, 1997.

Unbilled revenues represent amounts earned but not yet billed by the Company on contracts.

                       Johnson Engineering Corporation

                              December 31, 1997

NOTE A - NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES - CONTINUED

 2.   Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization are provided using straight-line and accelerated methods over the estimated useful lives of the related assets ranging from three to seven years.

Depreciation expense of $94,412 was recorded for the year ended December 31, 1997.

 3.   Income Taxes

Federal income taxes on net earnings are payable personally by the stockholders pursuant to an election under Subchapter S of the Internal Revenue Code not to have the Company taxed as a corporation. Accordingly, no provision has been made for federal income taxes.

 4.   Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes; accordingly, actual results could differ from those estimates.

NOTE B - COMMON STOCK TRANSACTIONS

The Company issued 20,000 shares of common stock for a $700,000 note receivable from stockholders in 1994. The 6.34% interest-bearing note receivable for the stock subscription which was collateralized by the common stock purchased and had been reflected as a component of stockholders' equity in the accompanying financial statements was distributed to the stockholders in 1997.

NOTE C - NOTE PAYABLE TO BANK

The Company has a $2,500,000 line of credit agreement which is collateralized by cash, accounts receivable, inventory, and equipment. The line of credit bears interest at the bank's base rate plus .5% (9% at December 31, 1997) and contains restrictive covenants relating to tangible net worth, ratio of current assets to current liabilities, coverage of earnings before interest, income taxes and depreciation and amortization to outstanding debt, dividends and payments to stockholders, among other restrictions. The line of credit matures on May 31, 1998, and at December 31, 1997, no amounts were outstanding under the line.

                          Johnson Engineering Corporation

                                 December 31, 1997

NOTE D - COMMITMENTS

The Company has a consulting contract with the Company's former president that provides for a retainer as well as a percentage of contract net profits, as defined, for contract years six through nine (currently in contract year five); new contracts net profits, as defined, obtained before September 1, 1998; and net revenue on shelf technology that existed at November 1994.

The Company rents office space and equipment under operating leases. Related rent expense was $333,270 for the year ended December 31, 1997. Future minimum lease commitments as of December 31, 1997 for the office and equipment leases are as follows:

            Year ending December 31
                  1998                            $555,032
                  1999                             565,001
                  2000                             563,159
                  2001                             569,431
                  2002                             515,492
                  Thereafter                       238,482
                                                  --------
                                                $3,006,597
                                                ==========

NOTE E  - EMPLOYEE SAVINGS PLAN

The Company has an employee savings plan under Section 401(k) of the Internal Revenue Code covering personnel who have been employed at least six months. Employees may contribute up to 10% of their compensation to the plan. Beginning January 1, 1997, the Company began contributing an amount equal to 50% of the employees' contributions not to exceed 5% of the employees' compensation. The Company also has the ability to make additional discretionary contributions to the plan. At December 31, 1997, the Company had accrued discretionary contributions of approximately $137,000. For 1997, expense under the plan was approximately $653,000.

NOTE F - RELATED PARTY TRANSACTIONS

In 1997, the Company exchanged a condominium for a $69,290 uncollateralized note receivable from a stockholder, which resulted in a gain of $10,844. The note requires monthly interest payments at 5.7%, with unpaid principal and interest due in February 2000 and has been included in other assets in the accompanying financial statements.

                                    EXHIBIT INDEX


  Exhibit Number   Description of Exhibit
  --------------
        2.1        Stock  Purchase  Agreement  dated  as of July 1,  1998 by and among Spacehab,  Incorporated,  a Washington corporation,  as buyer,  Eugene A. Cernan,  William A. Jackson and W.T. Short,
                   as sellers, and Johnson Engineering  Corporation,  a Colorado
                   corporation.   (Schedules  and  Exhibits  have  been  omitted
                   pursuant to Item 601(b)(2) of Regulation  S-K. Such Schedules
                   and Exhibits are listed and  described in the Stock  Purchase
                   Agreement.   Registrant  hereby  agrees  to  furnish  to  the
                   Securities and Exchange Commission, upon its request, any or all such omitted Schedules and Exhibits.)

      23          Consent of Grant Thornton LLP.

      99.1        Press Release of the Registrant, dated July 1, 1998.

                                  SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             SPACEHAB, INCORPORATED


                                    By:   /s/ Margaret E. Grayson
                                        -------------------------
                               Margaret E. Grayson
                             Vice President and CFO


Dated:  July 12, 1998.